Exhibit 99.1

Hello!

First, thank you for all the e-mails in support of our open and honest communication on our 8K filings with the SEC and our difficult announcement(s) to all our employees and shareholders during the past couple of weeks.

All of us have lots of questions including me... and many remarkable auditors, attorneys and investigators are working long hours, under the direction of the independent members of our Corporate Audit Committee (CAC), to ferret out the facts, and nothing short of the facts to answer our questions. In this type of investigation, our communication to you must be limited to the facts as we know them at the time that we know them. We can tell you that “likelihoods” change to facts daily, all subject to verification and cross check. This outside team is relentless at what they do, and we are thankful for what they are doing.

Remember, the CAC was established by PBS&J over a year ago and is composed of a combination of employees and outside, independent members. These outside members include experts from the fields of accounting, engineering and corporate management. We wanted to make our company more transparent with independent checks and balances never before part of our corporate governance in the history of the company. The CAC worked remarkably well in its first year or so of existence and we are thankful.

So here’s a recap on what we know... and don’t know.

Our internal auditor reporting to our Corporate Audit Committee (CAC) recently discovered some accounting irregularities in our health benefit expenses and IBNR reserve which we reported to you within 4 days of confirmation of finding fact as required by the SEC. All of this occurred after the close of this year’s stock window. Further inquiry discovered misappropriation of company money prompting the filing of a second 8K last week.

All that was a few days ago... here are the new facts.

We have taken strong measures to tighten our security on our banking and financial systems to stop any further loss of company funds.

All employees implicated thus far in wrong doing are no longer with the firm and the investigation continues. We are doing everything that we can to recover Company assets.

We are currently auditing our year-to-date overhead expenses to allow us to re-budget the next six months so all of us can work towards making this year all it can be.

We know that investigation will be disruptive for months to come, and we ask that all of you not directly involved in this matter remain focused and continue to serve our clients in the manner they have come to know and expect.

We do not know the impact, if any, on our stock value at this time. After all adjustments are made to our 10Q’s and 10K’s on file with the SEC, we expect to determine the actual impact.

Many of you have asked how you can personally help. It’s simple... do our jobs, serve our clients and continue to do business as usual.

As two former Presidents of the United States said recently with respect to the tsunami crisis in Indochina, “We cannot change what has happened, but we can make a difference on what happens next.”

All of us can and will make a difference as we move forward. It’s up to all of us to shoulder the effort needed to continue the heritage and pedigree of our company passed down from our Founders. Our culture does make a difference... this is an unfortunate test of our character and resolve as a company team.

As always, you can contact me directly if you have any questions.

Please be assured that we will continue to update you as more information becomes available.